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                                                                  EXHIBIT 10.54

                              EMPLOYMENT AGREEMENT

         AGREEMENT, dated as of March 31, 2001, between BREAKAWAY SOLUTIONS, INC., a Delaware corporation with principal executive offices at 3 Clock Tower Place, Fourth Floor, Maynard, Massachusetts 01754 (the "Company"), and WILLIAM
P. LOFTUS, residing at 216 Wynne Lane, Haverford, Pennsylvania 19041
("Employee").


                               W I T N E S S E T H

         WHEREAS, the Employee has been employed by the Company as the Company's Chief Delivery Officer, and the Company desires to employ Employee as its President and Chief Executive Officer upon the terms and subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

         SECTION 1. EMPLOYMENT.

         The Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue to serve the Company, all upon the terms and subject to the conditions set forth in this Agreement.

         SECTION 2. CAPACITY AND DUTIES.

              (a) Employee shall be employed in the capacity of President and Chief Executive Officer of the Company and shall have the duties, responsibilities, and authorities normally performed by the president and chief executive officer of a company and such other duties, responsibilities, and authorities as are assigned to him by the Board of Directors of the Company (the "Board") so long as such additional duties, responsibilities, and authorities are consistent with Employee's position and level of authority as President and Chief Executive Officer of the Company.

              (b) Subject to the Company's fiduciary duties, (i) in connection with each annual meeting of stockholders of the Company during the Employment Period (as defined below), the Company shall nominate Employee to serve on the Board and shall use its reasonable best efforts to cause Employee to be elected to the Board, and (ii) during the Employment Period, the Company shall not take any steps to remove Employee from the Board except for cause. In addition, subject to the Company's fiduciary duties, in connection with each annual meeting of stockholders of the Company during the Employment Period, Employee shall have the right to recommend that the Company nominate an additional person to serve on the Board, and, subject to the Board's approval


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of such person, which approval shall not be unreasonably withheld, the Board shall use its reasonable best efforts to cause such nominee to be elected to the Board.

              (c) Employee agrees to devote substantially all of Employee's business time to performing Employee's duties hereunder; provided, however, that Employee may devote a portion of Employee's business time to activities for charitable, educational, social, and other non-profit organizations, so long as such activities do not significantly detract from the performance of Employee's duties under this Agreement.

         SECTION 3. TERM OF EMPLOYMENT.

         The term of employment of Employee by the Company pursuant to this Agreement (the "Employment Period") shall be for the period commencing on the date hereof and ending on the third anniversary of the date hereof, unless further extended or sooner terminated in accordance with the provisions of this Agreement. On the third anniversary of the date hereof, and on each anniversary of the date hereof thereafter, the Employment Period shall be automatically extended for one additional year unless, not later than three months prior to such anniversary date, the Company shall have delivered to Employee or Employee shall have delivered to the Company written notice that the Employment Period shall not be further extended.

         SECTION 4. PLACE OF EMPLOYMENT.

         Employee's principal place of work shall be located within a 10 mile radius of Conshohocken, Pennsylvania. Employee shall be available for reasonable periodic travel as the needs of the business require.

         SECTION 5. COMPENSATION.

         During the Employment Period, subject to all the terms and conditions of this Agreement and as compensation for all services to be rendered by Employee under this Agreement, the Company shall pay to or provide Employee with the following:

              (a) BASE SALARY. Commencing on the date hereof, the Company shall pay to Employee a base annual salary at the rate of $285,000. The Base Salary will be payable at such intervals (at least monthly) as salaries are paid generally to other executive officers of the Company.

              (b) BONUS. Employee shall be eligible for payment of an annual bonus (the "Annual Bonus") for each calendar year during the Employment Term. The Annual Bonus for each calendar year shall be based on financial targets established by the Board not later than April 30 of such year and shall provide for a maximum payment equal to 60% of the Base Salary if all targets are met.

              (c) OPTIONS. The Company shall grant to Employee under its 1999 Stock Option Plan (the "Plan"), options to purchase 3,500,000 shares of the common stock of the Company


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("Common Stock"), at an exercise price equal to $0.70 per share. Such options shall have a term of ten years. One-ninth of such options shall vest on the date hereof; one-ninth shall vest 180 days after the date hereof; one-ninth shall vest on the first anniversary of this Agreement; and the balance shall vest in equal monthly installments over a period of three years beginning on the first anniversary of this Agreement. In the event that Employee's employment by the Company shall terminate for any reason, other than a termination for Cause pursuant to Section 11(c), each option vested on the Date of Termination (as defined below) shall terminate on such date as it would have terminated if Employee's employment by the Company had not terminated. All options shall be evidenced by an option agreement or agreements in the customary form used by the Company and shall be subject to and under the terms and conditions set forth in this Agreement, such option agreements, and the Plan; provided that the terms and conditions of this Agreement shall govern if there shall be an inconsistency between the terms and conditions of this Agreement and the terms and conditions of such option agreements or of the Plan. All options shall be incentive stock options; provided that, if applicable tax laws or regulations limit the number of options which may be granted as incentive stock options, then the balance of such options shall be granted as "non-qualified stock options," and the Company shall issue to Employee an option agreement evidencing such grant.

              (d) VACATION. Employee shall be entitled to vacation in accordance with the Company's policy for its senior executives, not less than four weeks per year. Vacation may be carried into the subsequent year if not used in the year earned.

              (e) EMPLOYEE BENEFIT PLANS. Employee and/or his family, as the case may be, shall be entitled to participate in all employee benefit plans maintained by the Company from time to time for its senior executives or employees, including without limitation, any incentive, savings or retirement plans, and any medical, prescription, dental, salary discontinuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs.

              (f) OFFICE AND STAFF. The Company shall furnish Employee with office facilities and staff support consistent with Employee's responsibilities and position with the Company.

         SECTION 6. EXPENSES.

         The Company shall reimburse Employee for all reasonable expenses (including, but not limited to, business travel and customer entertainment expenses) incurred by him in connection with his employment hereunder in accordance with the written policy and guidelines established by the Company for executive officers.

         SECTION 7. NON-COMPETITION, NON-SOLICITATION.

         Employee hereby acknowledges and agrees that he is likely to be exposed to a significant amount of confidential information concerning the Company's business methods, operations, employment relationships and customers while employed under this Agreement, that such information might be retained by Employee in tangible form or simply retained in Employee's memory, and that the protection of the Company's exclusive rights to such confidential information


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and the benefits flowing from it can best be ensured by means of a restriction on Employee's activities after termination of employment. Employee further acknowledges and agrees that the Company's relationship with each of its employees and independent contractors is a significant and valuable asset of the Company. Consequently, Employee agrees that he will not during the Employment Period and for a period of nine months thereafter (the "Non-Compete Period"), directly or indirectly, (a) hire, retain as a consultant, solicit the employment of, or encourage to leave the employment of the Company or any of its subsidiaries, any person who is now employed by the Company or any of its subsidiaries or (b) compete with or be engaged in the same business as the Company or any of its subsidiaries, or be employed by, or act as consultant or lender to, or be a director, officer, employee, owner, or partner of, any business or organization which, during the Employment Period, directly or indirectly competes with or is engaged in the same business as the Company or any of its subsidiaries, except that in each case (x) Employee shall not be required to comply with the provisions of this Section 7 if the Company shall be in default in its obligations to Employee under this Agreement and (y) the provisions of this Section 7 will not be deemed breached merely because Employee owns (an "Incidental Ownership") not more than 1% of the outstanding common stock of a corporation, if, at the time of its acquisition by Employee, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange.

         SECTION 8. DISCOVERIES.

         Employee will disclose promptly in writing to the Company all inventions, ideas, discoveries, and improvements, whether or not patentable, conceived by Employee during the period of Employee's employment with the Company, or a parent or subsidiary thereof (whether before or after the date of this Agreement), whether alone or with others, and whether or not during regular business hours, or on the Company's premises or with the aid of the Company's materials, which pertain in any way to Employee's work with the Company or to any business activity which is or at the time of such conception is expected to be carried on by the Company or a parent or subsidiary thereof. All such inventions, ideas, discoveries, and improvements are the property of the Company to which Employee hereby assigns and transfers forever all Employee's rights, titles and interests.

         Employee, upon request by the Company and at the Company's sole expense, will prepare and execute applications for patents for such inventions, ideas, discoveries, and improvements, both in the United States and in foreign countries, and will do everything necessary to ensure the issuance of such patents, irrespective of whether required to be done during or after the termination of Employee's period of employment with the Company.

         SECTION 9. CONFIDENTIAL INFORMATION.

         Employee agrees that he will not at any time, either during or subsequent to the Employment Period, unless given express consent in writing by the Company, either directly or indirectly use or communicate to any person or entity any confidential information of any kind concerning matters affecting or relating to the names, addresses, buying habits or practices of any of the Company's clients or customers; the Company's marketing methods, programs, formulas, patterns, compilations,


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devices, methods, techniques or processes and related data; the amount of compensation paid by the Company to employees and independent contractors and other terms of their employment or contractual relationships; and other information concerning the Company's manner of operations. (The foregoing shall not be deemed to prohibit the use or disclosure of information which (a) is, at the time of use or disclosure, in the public domain other than as a result of Employee's breach of this Agreement, (b) can be demonstrated by Employee to be known by Employee on the date of his commencement of first employment by the Company, (c) is necessary to the enforcement of Employee's rights under this Agreement, or (d) is required by law; provided that in the case of clause (d) Employee shall have first given the Company written notice of such proposed use or disclosure a reasonable amount of time prior thereto and, if requested to do so by the Company, shall reasonably cooperate with the Company, at the Company's expense, in quashing any subpoena or taking such other legal action as the Company shall deem appropriate to prevent such proposed use or disclosure.) Employee shall return all tangible evidence of such confidential information to the Company prior to or at the termination of his employment. Employee agrees that the above information and items are important, material and confidential trade secrets and that they affect the successful conduct of the Company's business and its good will.

         Section 10. EQUITABLE RELIEF.

              (a) Employee acknowledges that the restrictions contained in Sections 7, 8 and 9 hereof are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such restrictions would result in irreparable injury to the Company. If the period of time or other restrictions specified in Sections 7, 8 or 9 should be adjudged unreasonable at any proceeding, then the period of time or such other restrictions shall be reduced by the elimination or reduction of such portion thereof so that such restrictions may be enforced in a manner adjudged to be reasonable. Employee acknowledges that the Company shall be entitled to preliminary and permanent injunctive relief for a violation of any such restrictions without having to prove actual damages or to post a bond; the Company shall also be entitled to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled in law or equity. In the event of a violation of Section 7, the Non-Compete Period shall be extended by a period of time equal to that period beginning with the commencement of any such violation and ending when such violation shall have been finally terminated in good faith.

              (b) Employee agrees that until the expiration of the covenants contained in Sections 7, 8 and 9 of this Agreement, he will provide, and that the Company may similarly provide, a copy of the covenants contained in such Sections to any business or enterprise (i) which he may directly or indirectly own (other than an Incidental Ownership"), manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used.


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         Section 11. TERMINATION.

         Employee's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

              (a) DEATH. Employee's employment hereunder shall terminate upon his death.

              (b) DISABILITY. If, as a result of Employee's incapacity due to physical or mental illness or injury, Employee shall have been unable fully to perform his duties and responsibilities hereunder to the full extent required by the Board for the entire period of six consecutive months, the Company may terminate Employee's employment hereunder. Employee agrees, in the event of any dispute under this Section 11(b), to submit to a physical examination by a licensed physician mutually selected by the Board and Employee.

              (c) CAUSE. The Company may terminate Employee's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment hereunder upon (i) the gross or willful continued failure by Employee to substantially perform his duties or obligations hereunder (other than any such failure resulting from Employee's incapacity due to physical or mental illness or injury), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Employee has not substantially performed his duties or obligations, (ii) dishonesty or willful misconduct by Employee with respect to the business of Employer, (iii) the willful engaging by Employee in misconduct which is materially monetarily injurious to the Company, or (iv) Employee's conviction of, or plead of guilty with respect to, a felony. For purposes of this paragraph, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

              (d) WITHOUT CAUSE. The Company may terminate Employee's employment hereunder without Cause. In the event of a termination pursuant to this Section 11(d), the Non-Compete Period provided in Section 7 shall be reduced from nine months to six months.

              (e) TERMINATION BY EMPLOYEE. Employee may terminate his employment hereunder (i) for Good Reason (as defined below) or (ii) if his health should become impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request, Employee shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of Employee's doctor. For purposes of this Agreement, "Good Reason" shall mean a failure by the Company to comply with any material provision of this Agreement which has not been cured within 30 days after notice of such noncompliance has been given by Employee to the Company.


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              (f) NOTICE OF TERMINATION. Any termination of Employee's
employment by the Company or by Employee (other than termination pursuant to Section 11(a)) shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

              (g) DATE OF TERMINATION. "Date of Termination" shall mean (i) if Employee's employment is terminated by his death, the date of his death, (ii) if Employee's employment is terminated pursuant to Section 11(b), 11(d) or 11(e)(ii), 30 days after Notice of Termination is given, and (iii) if Employee's employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not be earlier than the date on which the Notice of Termination is given.

         Section 12. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

              (a) During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness or injury ("disability period"), Employee shall continue to receive his full Base Salary at the rate then in effect for such period until his employment is terminated pursuant to Section 11(b), provided that payments so made to Employee during the disability period shall be reduced by the sum of the amounts, if any, payable to Employee at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment.

              (b) If Employee's employment shall be terminated for Cause pursuant to Section 11(c), the Company shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.

              (c) If Employee's employment shall be terminated pursuant to
Section 11(d) or Section 11(e)(i), the Company shall pay Employee his full Base Salary through the Date of Termination and for a period of nine months thereafter at the rate in effect at the time Notice of Termination is given.

              (d) If Employee's employment is terminated by his death or Employee shall terminate his employment pursuant to Section 11(e)(ii), the Company shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.

              (e) If Employee's employment shall be terminated as a result of the Company's delivery of a notice pursuant to Section 3 that the Employment Period then in effect shall not be extended, the Company shall pay Employee his full Base Salary for a period of nine months following termination of the Employment Period at the rate in effect on the last day of employment.


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              (f) During the nine month period that the payment of Base Salary is required to be continued pursuant to Section 12(c) or 12(e), the Company shall maintain in full force and effect, for the continued benefit of Employee and his family, all employee benefit plans and programs involving health, medical, disability or life insurance in which Employee was entitled to participate immediately prior to the Date of Termination provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Employee's participation in any such plan or program is barred, the Company shall arrange to provide Employee with benefits substantially similar to those which Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. Nothing in this Section 12(f) shall be deemed to permit the continued vesting beyond the Date of Termination of any stock options or similar incentive equity arrangements which Employee may have been granted prior to the Date of Termination.

              (g) Employee shall not be required to mitigate the amount of any payment provided for in this Section 12 by seeking other employment or otherwise.

         Section 13. SUCCESSORS; BINDING AGREEMENT.

              (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and reasonably substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

              (b) Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees, and shall be binding upon and inure to the benefit of the Company and its successors under Section 13(a). If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate.

         Section 14. CHANGE IN CONTROL.

         Upon the occurrence of a Qualified Change in Control (as defined below), all outstanding unvested stock options which Employee shall then own shall immediately vest. A "Qualified Change in Control" shall mean a Change in Control (as defined below) in connection with which the


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holders of shares of Common Stock receive cash or property having a value equal to at least $2.10 per share (as adjusted for stock dividends, stock splits, recapitalizations, and similar events). The value of any property received by the holders of shares of Common Stock shall be reasonably determined by the Board. A "Change in Control" of the Company shall mean any of the following: (a) a change in control of a nature that would be required to be reported in response to Item 1(a) of Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than a change of control resulting in control by Employee or a group including Employee, (b) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Employee or a group including Employee, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, or (c) individuals who were either nominated for election by the Board or were elected by the Board cease for any reason to constitute at least a majority of the Board.

         Section 15. NO THIRD PARTY BENEFICIARIES.

         This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 13).

         Section 16. FEES AND EXPENSES.

         Promptly after the date hereof, the Company shall pay on behalf of, or reimburse to, Employee all reasonable expenses (including, but not limited to, attorney's fees and expenses) incurred by him in connection with the negotiation of the terms and conditions of this Agreement. The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence, and counsel) incurred by Employee as a result of a contest or dispute relating to this Agreement if such contest or dispute is resolved in whole or in part in Employee's favor.

         Section 17. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.

         Employee represents and warrants to the Company that (a) Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and (b) Employee is under no physical or mental disability that would hinder his performance of duties under this Agreement.

         Section 18. LIFE INSURANCE.

         If requested by the Company, Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company, at its expense and for its own benefit, to obtain life insurance on the life of Employee. Employee has no reason to believe that his life is not insurable with a reputable insurance company at rates now prevailing in the City of Philadelphia for healthy men of his age.


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         Section 19. MODIFICATION.

         This Agreement and any schedules or exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter (including the current employment agreement between the Company and Employee), and may be modified only by a written instrument duly executed by each party.

         Section 20. NOTICES.

         Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be (a) given by Federal Express, Express Mail, or similar overnight delivery or courier service or (b) delivered against receipt to the party to whom it is to be given, at the address of such party set forth in the preamble to this Agreement (or at such other address as the party shall have furnished in writing in accordance with the provisions of this
Section 20). Any notice or other communication shall be deemed given at the time of receipt thereof. Notice to the estate of Employee shall be sufficient if addressed to Employee as provided in this Section 20.

         Section 21. WAIVER.

         Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

         Section 22. HEADINGS.

         The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         Section 23. COUNTERPARTS; GOVERNING LAW.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of laws.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]





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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                            BREAKAWAY SOLUTIONS INC.


                                            By:
                                               ---------------------------------



                                            /s/ William Loftus
                                            ------------------------------------
                                            WILLIAM LOFTUS














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